Exhibit 5.2

OPINION OF GRAY REED & MCGRAW LLP

December 22, 2023

PreTam Holdings Inc.

Ruta 43, Cruce D421 Tambillos,

Coquimbo, Chile Rut 76.954.728-2

Ladies and Gentlemen:

We have acted as United States counsel to PreTam Holdings Inc., a corporation organized under the laws of the Province of Alberta, Canada (the “Corporation”), in connection with the Corporation’s filing of a Registration Statement on Form F-1 (File No. 333-273486) (the “Registration Statement”) filed by the Corporation under the U.S. Securities Act of 1933 (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) relating to the initial public offering (the “Offering”) by the Corporation of the following securities (the “Securities”): (i) up to 800,000 units (“Units”), each Unit consisting of (a) one share of Class A Common Stock, no par value (the “Common Stock”), and (b) one warrant (each, a “Warrant”, and collectively, the “Warrants”) to purchase one share of Common Stock at an exercise price equal to the public offering price per Unit; (ii) 120,000 shares of Common Stock and/or Warrants pursuant to the over-allotment option of the underwriter as described in the Registration Statement; (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); (iv) warrants to purchase a number of shares of Common Stock equal to 7.0% of the number of Shares sold in the offering, at an exercise price equal to 110% of the public offering price per Unit, to be issued to the representative of the underwriters (the “Representative’s Warrants”); and (v) shares of Common Stock issuable upon exercise of the Representative’s Warrants (the “Representative’s Warrant Shares”).

We understand the Securities are to be sold to the underwriters as described in the Registration Statement pursuant to an underwriting agreement to be entered into on or prior to the closing date of the Offering (the “Underwriting Agreement”) between the Corporation and Maxim Group, LLC, as representative (the “Representative”). In addition, we understand that Securities Transfer Corporation (the “Warrant Agent”) will serve as the warrant agent for the Warrants pursuant to a warrant agency agreement with the Corporation, substantially in the form filed as an exhibit to the Registration Statement (the “Warrant Agency Agreement”).

In connection with this opinion letter, we have reviewed and are familiar with the Corporation’s Certificate of Incorporation, by-laws, as amended, and such other records and agreements of the Corporation, certificates or public officials, certificates of officers or other representatives of the Corporation, and other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

As United States counsel to the Corporation, we have assumed that (i) each of the Underwriting Agreement, Units, Warrants, Warrant Agency Agreement, and Representative’s Warrant (the “Transaction Documents”) will be duly executed and delivered by all parties thereto, (ii) the Representative has the power, corporate or otherwise, to enter into and perform its obligations under the Underwriting Agreement and that the Underwriting Agreement will be a valid and binding obligation of the Representative, (iii) the Warrant Agent has the power, corporate or otherwise, to enter into and perform its obligations under the Warrant Agency Agreement, and that the Warrant Agency Agreement will be a valid and binding obligation of the Warrant Agent, (iv) there will not have occurred, prior to the date of the issuance of the Warrant Shares and Representative’s Warrant Shares: (a) any change in law affecting the validity or enforceability of the Warrants or (b) any amendments to the Transaction Documents, (v) at the time of the issuance and sale of the Securities: (a) the Corporation is validly existing and in good standing under the laws of the Province of Alberta, (b) the Corporation has not amended its Certificate of Incorporation or bylaws, (c) the board of directors of the Corporation and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Securities and with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (vi) the Securities will be offered in a manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, and (vii) all offers and sales of the Securities will be made in compliance with the securities laws of the states or countries having jurisdiction thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that: (i) the Warrants when issued, sold and delivered by the Corporation in accordance with the manner described in the Registration Statement, the Underwriting Agreement and the Warrant Agency Agreement constitute valid and binding agreements of the Corporation enforceable against the Corporation in accordance with their respective terms; and (ii) the Representative’s Warrants when issued, sold and delivered by the Corporation in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will constitute valid and binding agreements of the Corporation enforceable against the Corporation in accordance with its terms.

The opinions herein are also subject to the following exceptions, limitations and qualifications:

A.       The opinions expressed herein are limited to the corporate laws of the State of New York, including the applicable provisions of the New York Constitution, all applicable statutory provisions and any reported judicial decisions interpreting those laws.

B.       This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

This opinion letter is delivered to the Corporation solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and in the prospectus contained therein and, provided that the conditions set forth in this opinion letter are satisfied, any amendments or supplements thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/GRAY REED & MCGRAW LLP